UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2011

Zynex, Inc.

(Exact name of registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9990 Park Meadows Drive Lone Tree, Colorado 80124

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (303) 703-4906

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2011, Zynex, Inc. (the “Company”) and its subsidiaries, Zynex Medical, Inc., Zynex NeuroDiagnostics, Inc. and Zynex Monitoring Solutions Inc. (collectively with the Company, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Doral Healthcare Finance, a division of Doral Money, Inc. (the “Lender”).

The Loan Agreement provides for an asset-backed revolving credit facility of up to $7 million for the Borrowers, subject to reserves and reductions to the extent of changes in the Company’s asset borrowing base. Borrowings under the Loan Agreement may be used for fees and expenses related to the Loan Agreement, working capital needs and permitted acquisitions under the Loan Agreement.

Borrowings under the Loan Agreement bear interest at a variable rate equal to the greater of (i) the British Bankers’ Association LIBOR rate as published in The Wall Street Journal for dollar deposits in the amount of $1 million with a maturity of one month and (ii) 3% per annum plus, in each case, a margin of 3.75%. The Loan Agreement requires monthly interest payments in arrears on the first day of each month.

The Loan Agreement will mature on December 19, 2014. The Borrowers may terminate the Loan Agreement at any time prior to the maturity date upon thirty (30) days’ prior written notice and upon payment in full of all outstanding obligations under the Loan Agreement. If the Borrowers terminate the Loan Agreement after December 19, 2012 but before the maturity date, the Borrowers must pay a specified early termination fee.

The Loan Agreement contains customary restrictive and financial covenants, including without limitation, (a) covenants requiring the Borrowers to (i) pay certain fees, (ii) maintain, at the end of each fiscal quarter, a debt service coverage ratio of not less than 1.10 to 1.0 and (ii) maintain, at the end of each fiscal quarter, a current ratio (current assets divided by current liabilities) of not less than 1.50 to 1.00; and (b) covenants prohibiting the Borrowers from (i) entering into certain merger, consolidation or other reorganization transactions with, or acquiring all or a substantial portion of the assets or equity interests of, any person or entity, (ii) selling, leasing or transferring any of its properties or assets, with certain exceptions, including sales of inventory in the ordinary course of business, (iii) creating certain liens on any of its properties or assets, (iv) declaring, paying or making any dividend or distribution, or (v) creating, incurring or assuming additional indebtedness, in each case subject to certain exceptions.

The Loan Agreement also contains customary events of default. If an event of default under the Loan Agreement occurs and is continuing, then the Lender may declare any outstanding obligations under the Loan Agreement immediately due and payable and the Lender shall have the right to terminate the Loan Agreement. In addition, if any order for relief is entered under bankruptcy laws with respect to the Borrowers, then any outstanding obligations under the Loan Agreement will be immediately due and payable.

Borrowings under the Loan Agreement are secured by all of the assets of the Borrowers, including all receivables, equipment and inventory.

The above summary does not purport to be a complete summary of the Loan Agreement and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Loan and Security Agreement, dated December 19, 2011, among Zynex, Inc., Zynex Medical, Inc., Zynex NeuroDiagnositics, Inc., Zynex Monitoring Solutions Inc. and Doral Healthcare Finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYNEX, INC.

Date: December 20, 2011	By:	/s/ Thomas Sandgaard
Thomas Sandgaard
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated December 19, 2011, among Zynex, Inc., Zynex Medical, Inc., Zynex NeuroDiagnositics, Inc., Zynex Monitoring Solutions Inc. and Doral Healthcare Finance.